UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

February 12, 2007
Date of Report (Date of earliest event reported)

WORLDSTAR ENERGY, CORP.
(Exact name of registrant as specified in its charter)

Nevada	000-27229	88-0409163
(State or other jurisdiction of	(Commission File	(IRS Employer Identification No.)
incorporation)	Number)

65-468 Seymour Street
Vancouver, BC	V6B 3H1
(Address of principal executive offices)	(Zip Code)

604-434-5256
Registrant's telephone number, including area code

NOT APPLICABLE
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ] Written communications pursuant to Rule 425 under the Act (17 CFR 230.425)

[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 1.01           Entry into a Material Definitive Agreement

On February 12, 2007, Worldstar Energy, Corp. (“we”, “us”, “our” or the “Company”) entered into a Share Purchase Agreement (the “Purchase Agreement”) with Jewel Star Group Limited (the “Vendor”) and National Base Investment Limited (“NBI”) in connection with the purchase by us of the one issued and outstanding share in the capital of NBI (the “Purchased Share”) from the Vendor. The following summary of the Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the Purchase Agreement, a copy of which is filed as Exhibit 10.1 to this current report.

The purchase price payable by us to the Vendor for the Purchased Share is US$8,860,000, payable by issuance of 30,000,000 shares of our common stock at a deemed price of US$0.25 per share and payment of US$1,360,000 in cash at closing.

The Purchase Agreement contains customary representations and warranties, closing and termination provisions. The closing of the proposed purchase and sale of the Purchased Share is subject to the satisfaction of the following conditions, and other conditions which are customary for transactions of this type:

  completion of satisfactory due diligence by all parties;

  the delivery to us of audited financial statements of NBI and subsidiary companies prepared in accordance with United States generally accepted accounting principles;

  receipt by us of satisfactory legal opinions confirming ownership by the Vendor subsidiaries of the mineral exploration licenses that are the subject of the transaction;

  completion by us of a US$5.5 million financing for the purposes of acquiring the Purchased Share; and

  completion of related transaction documents, including a loan and share pledge agreement under which we will make available US$3,640,000 to a subsidiary of the Vendor for the purposes of carrying out the reorganization of the Vendor and its subsidiaries.

The financing will involve the issuance of 22 million shares of common stock at a price of $0.25 per share. The shares have not been registered under the Securities Act of 1933, as amended (the “U.S. Securities Act”) or under the securities laws of any state, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements. The shares will be sold in an offshore transaction pursuant to Regulation S under the U.S. Securities Act, and will be issued as “restricted securities” as defined in Rule 144(a)(3) under the U.S. Securities Act.

We are presently working with the Vendor towards completion of the acquisition. We have received drafts of the financial statements that we will require in order to complete our filing obligations with the United States Securities and Exchange Commission as a result of the completion of the acquisition. The parties are working to complete the acquisition on or before February 28, 2007, subject to the satisfaction of the conditions precedent to closing.

Upon completion of the acquisition, the officers and directors of the Company will be as follows:

Name of Director	Office
Tay Thai Seng (Richard)	Chief Executive Officer and Director

Name of Director	Office
Michael Kinley	Chief Financial Officer and Director

The Purchase Agreement may be terminated by notice in writing given on or before closing (i) by the mutual consent of the Vendor and the Company, (ii) by the Company or the Vendor, as the case may be, if any of the conditions for the benefit of such party have not been satisfied or waived at or before the closing, and (iii) by either the Company or the Vendor if the other party is in material breach of the Purchase Agreement and such breach has not been cured within 30 days of written notice, provided that the party so terminating is not in material breach.

The Mongolian Acquisition

Through the acquisition of NBI, the Company will indirectly hold an approximate 51% interest in 50 mineral licenses in Mongolia. The licenses cover an aggregate of some 817,000 hectares (8,200 square kilometers) of lands believed to be prospective for base and precious minerals.

The licenses cover numerous mineral occurrences which were originally documented during the Soviet era in the 1960s and 1970s and subsequently by others into the late 1990s. The licenses are currently being organized into a portfolio and exploration targets prioritized. Management expects that future exploration work will be aimed at further delineating and expanding any known mineralization on these licenses. As well, it is anticipated that prospecting work and data base reviews of the other historical work will have to be undertaken. There are no known reserves on the properties covered by the licenses.

Prior to completion of the Purchase Agreement, Bulgan Gold LLC, the Mongolian operating company to be acquired indirectly by the Company, is expected to retain certain geologists and technical employees including chief geologist Mr. Chuluunbat Dash, who has 37 years experience in the region working with SE exploration teams and two Chinese-educated geologists, Prof. Dr. Zhang Peiqiang and Senior Geologist Zou Jianping, each of whom have over 20 years experience in Asian exploration programs.

The Company is currently negotiating a put–call option agreement in respect of the 48% interest in the 50 mineral licenses that we will not own through our acquisition of NBI.

Item 9.01           Financial Statements and Exhibits

(a)           Financial Statements of Business Acquired.

Not applicable.

(b)           Pro forma Financial Information.

Not applicable.

(c)           Shell Company Transaction.

Not applicable.

(d)           Exhibits.

Exhibit
Number	Description of Exhibit

10.1	Share Purchase Agreement entered into among the Company, Jewel Star Group Limited and National Base Investment Limited dated February 12, 2007.

99.1	Press Release of the Company, dated February 11, 2007.

SIGNATURES

Pursuant to the requirements of the Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WORLDSTAR ENERGY CORP.

Date:	February 16, 2007	By:	“Michael Kinley”
Michael Kinley
Chief Financial Officer